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                                                                   EXHIBIT 10.30

PROMISSORY NOTE
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PRINCIPAL AMOUNT   $50,140                       DATED:  March 1, 1992

FOR VALUE RECEIVED, the undersigned ("Maker") promises to pay to the order of Lon B. Radin ("Payee") at 1191 Payne Drive, Los Altos, CA 94022, or at such place as the Payee may designate in writing, the principal amount of Fifty Thousand One Hundred and Forty Dollars ($50,140) in lawful money of the United States Of America, in local funds, with interest on the unpaid balance accruing from the date hereof to the date of payment. Principal amount and accrued interest shall be due and payable on a date one year (365 days) from the date hereof ("Maturity Date"). Interest accruing shall be at the rate of Six and One Half Percent (6.5%) per annum or at the prime lending rate set by Silicon Valley Bank, whichever is greater, but in no event in excess of the maximum legal rate.

It is understood the term, "Payee", as used herein includes any successor thereto.

The Maker and all endorsers, sureties and guarantors, jointly and severally, waive all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor.

This Promissory Note is subject to the all the terms and conditions set forth in the Subordination Agreement, dated July 24, 1990 (attached exhibit 1), between Mr. Radin ("Payee") and Silicon Valley Bank.

This note is made in accordance with and shall be construed under the laws of the State of California.
The maker agrees to pay all costs of collection of any amounts due hereunder when incurred, including, without limitation, reasonable attorney's fees and expenses.

EXECUTED as of the date first above written.

MAKER:  JetFax, Inc., A Delaware Corporation
        978 Hamilton Court
        Menlo Park, CA 94025

BY: /s/ EDWARD R. PRINCE III
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     Edward R. Prince III, President